Exhibit 4.7

LIMITED LIABILITY PARTNERSHIP

AMENDMENT AGREEMENT

for

KONINKLIJKE AHOLD N.V.

with

ABN AMRO BANK N.V.

BANC OF AMERICA SECURITIES LIMITED

BNP PARIBAS

CITIGROUP GLOBAL MARKETS LIMITED

ING BANK N.V.

J.P. MORGAN PLC

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

trading as RABOBANK NEDERLAND

as Mandated Lead Arrangers

THE ORIGINAL LENDERS

BANC OF AMERICA SECURITIES LIMITED

as Agent

and

BANK OF AMERICA N.A.

as Issuing Bank

RELATING TO A

EUR 2,000,000,000 FACILITIES AGREEMENT

DATED 17 MAY 2005

Schedule 1	CONDITIONS PRECEDENT	4

Schedule 2	AMENDMENTS To ORIGINAL FACILITIES AGREEMENT	5

THIS AGREEMENT is dated 31st October 2005 and made between:

(1)	KONINKLIJKE AHOLD N.V. (the “Company”);

(2)	ABN AMRO BANK N.V., BANC OF AMERICA SECURITIES LIMITED, BNP PARIBAS, CITIGROUP GLOBAL MARKETS LIMITED, ING BANK N.V., J.P. MORGAN PLC, and COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A. trading as RABOBANK NEDERLAND as mandated lead arrangers (in this capacity the “Arrangers”);

(3)	THE ORIGINAL LENDERS (as defined in the Original Facilities Agreement);

(4)	BANC OF AMERICA SECURITIES LIMITED as agent (the “Agent”); and

(5)	BANK OF AMERICA N.A. as issuing bank (the “Issuing Bank”).

RECITALS:

(A)	The Lenders have made a revolving credit facility available to the Borrowers pursuant to the Original Facilities Agreement (as defined below).

(B)	The Company has notified the Agent that it has changed the accounting basis for preparing its consolidated financial statements from Dutch GAAP to International Financial Reporting Standards.

(C)	In order to place the Finance Parties in materially the same position as they would have been in if the Company had not changed its accounting basis, the Company, the Agent and the Original Lenders have agreed to amend certain provisions of the Original Facilities Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Agreement” means the Original Facilities Agreement, as amended by this Agreement.

“Effective Date” means the date on which the Agent confirms to the Original Lenders and the Company that it has received each of the documents listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to the Agent.

“Original Facilities Agreement” means the EUR 2,000,000,000 Facilities Agreement dated 17 May 2005 between the Company, the U.S. Borrower, the Dutch Antilles Borrower, the Original Lenders, the Arrangers, the Original Issuing Bank and the Agent.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in any other Finance Document has the same meaning in this Agreement.

(b)	The principles of construction set out in the Original Facilities Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.

1.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Original Facilities Agreement, each of the Company and the Agent designates this Agreement as a Finance Document.

2.	AMENDMENT

2.1	Amendment of the Original Facilities Agreement

With effect from the Effective Date the Original Facilities Agreement shall be amended as set out in Schedule 2 (Amendments to Original Facilities Agreement).

2.2	Further amendments

As a result of the change in its accounting basis from Dutch GAAP to IFRS, the Company will prepare a restatement of its audited financial statements for the full financial year 2004 and supply them to the Agent as part of its audited financial statements for the full financial year 2005. If the restated audited financial statements supplied by the Company to the Agent after the Effective Date show a change from the financial position shown by the financial and general covenant calculations supplied to the Agent in a letter from the Company dated 29 August 2005, the Company and the Agent must enter into good faith discussions for a period of not more than 30 days with a view to agreeing further amendments reasonably required to be made to the Original Facilities Agreement to place the Finance Parties in materially the same position as they would have been in if there had not been a difference between the restated audited financial statements and the calculations supplied to the Agent on 29 August 2005.

3.	REPRESENTATIONS

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of this Agreement; and

(b)	the Effective Date.

4.	CONTINUITY AND FURTHER ASSURANCE

4.1	Continuing obligations

The provisions of the Original Facilities Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

4.2	Further assurance

Each Obligor shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.	FEES, COSTS AND EXPENSES

5.1	Transaction expenses

The Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

5.2	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, this Agreement.

5.3	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement.

6.	MISCELLANEOUS

6.1	Incorporation of terms

The provisions of Clause 29 (Amendments and Waivers), Clause 34 (Severability) Clause 36 (Notices), and Clause 39 (Enforcement) of the Original Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “the Finance Documents” are references to this Agreement.

6.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.	GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Original Obligors

A copy of the constitutional documents of each Original Obligor or a certificate of an authorised signatory of each Original Obligor certifying that the constitutional documents previously delivered to the Agent for the purposes of the Original Facilities Agreement have not been amended and remain in full force and effect as at a date no earlier than the date of this Agreement.

2.	Other documents and evidence

A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the amendments contemplated by this Agreement or for the validity and enforceability of this Agreement.

SCHEDULE 2

AMENDMENTS TO ORIGINAL FACILITIES AGREEMENT

1.	In Clause 1.1 (Definitions), item (d) of the definition of Financial Indebtedness shall be deleted and replaced with the following:

“any redeemable preference share which is capable of being redeemed in exchange for cash prior to the Final Maturity Date and any other preference share which is classified under borrowings in the Group’s financial statements delivered pursuant to Clause 20.1 (Financial Statements).”

2.	Clause 21.3.1 (Leverage Ratio) shall be deleted and replaced with the following:

“Subject to sub-clause 21.3.2 below, the Company must ensure that the ratio of Consolidated Total Net Borrowings to the Consolidated EBITDA does not exceed 4.28:1.”

3.	Clause 22.5 (Negative Pledge) shall be deleted and replaced with the following:

“No member of the Group may create or allow to exist any Security Interest on any of its assets other than Security Interests given by members of the Group securing in aggregate Financial Indebtedness to be created or to subsist over assets and revenues which, when added to any Financial Indebtedness falling within paragraph (i) of sub-clause 22.6.2, does not exceed 11.8% (or, at any time when the Lowest Rating of the Company is BBB/Baa2 or better, 17.7%) of the shareholders’ equity of the Group according to the audited consolidated financial statements of the Company last delivered pursuant to Clause 20.1 (Financial Statements) (as adjusted in accordance with any reconciliation statement delivered pursuant to sub-clause 20.2.3 of Clause 20.2 (Form of Financial Statements)).”

4.	In Clause 22.6.2 (Financial Indebtedness);

4.1	Paragraph (a) shall be deleted and replaced with the following:

“any Financial Indebtedness incurred by a Subsidiary of the Company prior to the date of this Agreement up to an aggregate principal amount not exceeding EUR 7,075,000,000 (or its equivalent).”

4.2	Paragraph (g) shall be deleted and replaced with the following:

“any Financial Indebtedness of any Subsidiary of the Company which Subsidiary is a financing vehicle (the principal amount of which when taken together with the principal amount of any Financial Indebtedness falling within paragraphs (a) and (d) above does not exceed in aggregate EUR 7,075,000,000 (or its equivalent).”

4.3	Paragraph (i) shall be deleted and replaced with the following:

“any other Financial Indebtedness not falling within paragraphs (a) to (h) above provided that the aggregate amount thereof, when added to any Financial Indebtedness falling within Clause 22.5 (Negative Pledge), does not at any time exceed 11.8% (or, at any time when the Lowest Rating of the Company is BBB/Baa2 or better, 17.7%) of the shareholders’ equity of the Group according to the audited consolidated financial statements of the Company delivered pursuant to Clause 20.1 (Financial Statements) (as adjusted in accordance with any reconciliation statement delivered pursuant to sub-clause 20.2.3 of Clause 20.2 (Form of Financial Statement)).”

5.	In Clause 22.9.2, the final sub-paragraph of paragraph (f) beginning “provided that” shall be deleted and replaced with the following:

“provided that the aggregate consideration in any one financial year for any such acquisitions shall not exceed 8.8% (or, at any time when the Lowest Rating of the Company is BBB-/Baa3 or better, 23.5%) of the shareholders’ equity of the Group according to the audited consolidated financial statements of the Company delivered pursuant to Clause 20.1 (Financial Statements) (as adjusted in accordance with any reconciliation statement delivered pursuant to sub-clause 20.2.3 of Clause 20.2 (Form of Financial Statements)); or”

6.	Clause 22.15 (Removal of Restrictions) shall be deleted and replaced with the following:

“The obligations of the Obligors under Clause 22.9 (Acquisitions) and 22.10 (Disposals), and the EUR 7,075,000,000 (or its equivalent) limit contained in paragraphs (a) and (g) of sub-clause 22.6.2 of Clause 22.6 (Financial Indebtedness) shall cease to apply at any time after the Lowest Rating is at least BBB/Baa2 or higher.”

7.	In Clause 36.2.2 the address and fax number of the Company shall be deleted and replaced with the following:

“Address:	Piet Heinkade 167-173 1019 GM Amsterdam The Netherlands

Fax number:	+31 (0)20 509 5202”

SIGNATURES

The Company

KONINKLIJKE AHOLD N.V.

By: A.C. Moberg, President and CEO

By:	/s/ Anders C. Moberg
Anders C. Moberg
President and CEO
21-10-2005

The Arrangers

ABN AMRO BANK N.V.

By:	/s/ F.L.D. Nivard	/s/ A. Meulenbroek
	F.L.D. Nivard	A. Meulenbroek
	Executive Director	Director

BANC OF AMERICA SECURITIES LIMITED

By:	/s/ Graham Radford
Graham Radford

BNP PARIBAS

By:

CITIGROUP GLOBAL MARKETS LIMITED

By:

ING BANK N.V.

By:	/s/ A.S. De Boer	/s/ M.J.A Heijmeijer
	A.S. De Boer	M.J.A Heijmeijer

J.P. MORGAN PLC

By:	/s/ M. Holland
M. Holland

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., trading as RABOBANK NEDERLAND

By:

The Original Lenders

ABN AMRO BANK N.V.

By:	/s/ L.A. Van Waart	/s/ A. Meulenbroek
	L.A. Van Waart	A. Meulenbroek

BANK OF AMERICA N.A.

By:	/s/ T.R. Woollaston
T.R. Woollaston

BNP PARIBAS

By:

CITIBANK INTERNATIONAL PLC

By:

CITICORP USA, INC.

By:

ING BANK N.V.

By:	/s/ A.S. De Boer	/s/ M.J.A. Heijmeijer
	A.S. De Boer	M.J.A. Heijmeijer

JPMORGAN CHASE BANK N.A.

By:	/s/ N. Marlow
N. Marlow

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., trading as RABOBANK NEDERLAND

By:

BARCLAYS BANK PLC

By:	/s/ C. Baylis
C. Baylis

FORTIS BANK (NEDERLAND) N.V.

By:	/s/ Koen Peeters	/s/ Hans Pot
	Koen Peeters	Hans Pot

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Lesley Steele
Lesley Steele

CCF S.A. BRUSSELS BRANCH

By:

MIZUHO CORPORATE BANK NEDERLAND N.V.

By:	/s/ Y. Yaso	/s/ H. Takahashi
	Y. Yaso Managing Director	H. Takahashi Deputy Managing Director

NIB CAPITAL BANK N.V.

By:	/s/ J.A Scholten	/s/ Maurice L. Wijmans
	J.A Scholten	Maurice L. Wijmans

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Kees Hoving
Kees Hoving

WACHOVIA BANK, NATIONAL ASSOCIATION, LONDON BRANCH

By:	/s/ David Corts
David Corts

The Original Issuing Bank

BANK OF AMERICA N.A.

By:	/s/ T.R. Woollaston
T.R. Woollaston

The Agent

BANC OF AMERICA SECURITIES LIMITED

By:	/s/ Graham Radford
Graham Radford